Exhibit 5.1

April 1, 2025

Soulpower Acquisition Corporation

250 West 55th Street, 17th Floor,

New York, New York 10019.

Ladies and Gentlemen:

We have acted as counsel to Soulpower Acquisition Corporation, a Cayman Island exempt Company, (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “462(b) Registration Statement”) relating to the registration under the Securities Act of 2,300,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, $0.0001 par value (the “Ordinary Shares”) and one right (the “Share Rights”) entitling the holder thereof to receive one-tenth (1/10) of one Ordinary Share upon the consummation of an initial business combination; (ii) all Ordinary Shares and Share Rights issued as part of the Units; and (iii) all Ordinary Shares issuable upon conversion of the Share Rights included in the Units. The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-284465) (the “Registration Statement”), initially filed by the Company on January 24, 2025 and declared effective by the Commission on April 1, 2025 and  and the prospectus forming part of the Registration Statement (the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the 462(b) Registration Statement; the Registration Statement; the Prospectus; the form of underwriting agreement to be entered into between the Company and Cantor Fitzgerald & Co, the representative of the underwriters (the “Underwriting Agreement”); and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.	neither the execution and delivery by the Company of the Underwriting Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicts or will conflict with the organizational documents of the Company, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law (as defined below).

We have not independently established the validity of the foregoing assumptions.

Our opinion is limited to the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

(i)	The Units, when issued and sold by the Company in the manner contemplated in the 462(b) Registration Statement against payment therefor, and assuming the due authorization, execution and delivery of the Units by Continental Stock Transfer & Trust Company, as transfer agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(ii)	The Share Rights included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the 462(b) Registration Statement against payment therefor, and assuming the due authorization, execution and delivery of such Share Rights by the Rights Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP